Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:

                                                Three Months Ended         Six Months Ended
                                                ------------------         ----------------
                                               June 30,    June 30,      June 30,    June 30,
                                                 2008        2007          2008        2007
                                                 ----        ----          ----        ----
                                                           (Dollars in thousands)
Earnings before fixed charges:

       Income before income taxes              $50,144     $41,555       $ 83,670    $ 87,551

       Interest and other debt expense          14,802      16,909         31,115      33,008

       Interest portion of rental expense          254         406            596         795
                                               -------     -------       --------    --------

       Earnings before fixed charges           $65,200     $58,870       $115,381    $121,354
                                               =======     =======       ========    ========

Fixed charges:

       Interest and other debt expense         $14,802     $16,909       $ 31,115    $ 33,008

       Interest portion of rental expense          254         406            596         795

       Capitalized interest                        533         598          1,221       1,195
                                               -------     -------       --------    --------

       Total fixed charges                     $15,589     $17,913       $ 32,932    $ 34,998
                                               =======     =======       ========    ========

Ratio of earnings to fixed charges                4.18        3.29           3.50        3.47
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